UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2018
Chemical Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

235 E. Main Street Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)
Registrant's telephone number, including area code:  (989) 839-5350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 11, 2018, Chemical Financial Corporation (the “Corporation”), the holding company for Chemical Bank (the “Bank”), announced the appointment J. Brennan Ryan as Chief Operating Officer of the Company and the Bank, effective July 9, 2018.

Mr. Ryan, age 49, has served as a Partner of Nelson Mullins Riley & Scarborough LLP since 1999. Mr. Ryan worked closely with various members of Chemical’s management team for the last decade, and in his role as Chief Operating Officer, will be responsible for managing the Corporation’s overall risk as well as its legal, compliance, credit risk and regulatory functions. Mr. Ryan previously served as a partner at Nelson Mullins Riley & Scarborough LLP, a 600+ attorney law firm with offices across the United States. In this role, he helped lead the firm’s services in financial institution activities, mergers and acquisitions, public and private capital financings, and multi-company acquisition strategies for large corporate entities.

On July 9, 2018, the Corporation, the Bank and Mr. Ryan entered into an employment agreement. Under the agreement, in addition to his role as Chief Operating Officer, Mr. Ryan will also serve as Executive Legal Counsel and as an Executive Vice President. The agreement has an initial term of two years that automatically extends for additional one year terms unless either party gives the other notice of intention to terminate at least 180 days before the end of the current term. Under the employment agreement, Mr. Ryan will receive (i) an annual base salary of $650,000, (ii) an annual payment of up to 80% of his base salary under the Corporation’s annual cash incentive program, with a guaranteed incentive payment for 2018 of the full 80% amount, and (iii) an annual long-term equity incentive grants of up to 80% of his base salary in the form of time and performance-based restricted stock units, with an initial time-based grant in 2018 of the full 80% of his base salary that vests on December 15, 2019. He is also entitled to participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering our salaried employees as a group, and in any programs applicable to our senior executives. We also agreed to reimburse Mr. Ryan for country club membership dues (up to $10,000 per year), and agreed to pay him a monthly stipend of $900 per month to purchase or lease an automobile.

Under the employment agreement, if Mr. Ryan’s employment is terminated without “cause” by us or for “good reason” by him (each as defined in the agreement), he is entitled to receive a lump sum cash severance payment in the amount of two times his then current base salary plus the average of his cash bonuses for each of the three most recently completed calendar years (or such lesser number of completed calendar years that he has been employed by us), which we refer to as the “severance payment.” We will also pay him a lump sum health care stipend in the amount of $10,000, and will provide him with executive-level outplacement services for a period not to exceed 12 months. Under the employment agreement, if Mr. Ryan’s employment is terminated without cause by us or by him for good reason, within two years following a “change in control” (as defined in the agreement) or within six months before the date of a change in control, we will pay him the severance payment. We will also pay him a lump sum health care stipend in the amount of $10,000, and will provide him with executive-level outplacement services for a period not to exceed 12 months. Mr. Ryan’s receipt of any severance payment is subject to his execution of a general release and waiver of claims against us or our affiliates.

Mr. Ryan’s employment agreement does not include any excise tax gross ups. His agreement also requires that he keep company information confidential. In addition, he is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 18-months following termination of his employment.

There are no family relationships between Mr. Ryan and any director or executive officer of the Corporation, and Mr. Ryan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated July 11, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 11, 2018	CHEMICAL FINANCIAL CORPORATION (Registrant)

/s/ Dennis L. Klaeser
Dennis L. Klaeser
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release dated July 11, 2018